Exhibit 8.1

August 23, 2024

Treasure Holdco, Inc.

101 Oakley Street

Evansville, Indiana 47710

Re:	Exhibit 8.1 Opinion of Bryan Cave Leighton Paisner LLP as to certain tax matters for the Registration Statement on Form S-4 (No. 333-[•]), for Glatfelter Corporation.

Ladies and Gentlemen:

We have acted as counsel to Treasure Holdco, Inc., a Delaware corporation (the “Company”), in connection with filing the Registration Statement on Form 10 (the “Securities Registration Statement”), as well as in connection with certain transactions entered into by the Company, as reflected within the Registration Statement on Form S-4 (No. 333-[•]) (the “Registration Statement”, and collectively with the Securities Registration Statement, the “Statements”). The Statements were filed with the Securities and Exchange Commission (the “Commission”) on August 23, 2024. The securities are being registered in connection with a Reverse Morris Trust transaction, pursuant to the RMT Transaction Agreement, dated as of February 6, 2024, by and among Glatfelter Corporation, Treasure Merger Sub I, Inc., Treasure Merger Sub II, LLC, Berry Global Group, Inc., and the Company (“RMT Transaction Agreement”). Specifically, the Reverse Morris Trust Transaction consists of the mergers of (a) Treasure Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Glatfelter Corporation, with and into the Company, with the Company being the surviving corporation and a wholly owned Subsidiary of Glatfelter Corporation, and immediately thereafter (b) the Company with and into Treasure Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Glatfelter Corporation, with Treasure Merger Sub II, LLC being the surviving limited liability company and a wholly owned Subsidiary of Glatfelter Corporation, pursuant to the RMT Transaction Agreement. Unless otherwise indicated, each defined term has the meaning ascribed to it in the Agreement. The Merger will be preceded by the Separation, the Contribution, the Initial Spin, the Spinco Distribution, and the Spinco Special Cash Payment.

In rendering our opinion: (i) we have examined and relied upon the Statements and such other agreements, instruments, documents and records of the Company as we have deemed necessary or appropriate for the purposes of our opinion and (ii) we have assumed, without independent investigation or inquiry, and relied upon (a) the authenticity of, and the genuineness of all signatures on, all documents, the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies, and the legal capacity of all natural persons executing documents; (b) the due authorization, execution, delivery and enforceability of the Statements; (c) the performance of all covenants and other undertakings set forth in, and the consummation of all transactions contemplated by, the Statements in accordance with the terms thereof, that none of the material terms and conditions of the Statements have been or will be waived or modified, the valid existence and good standing of all parties to the Statements and that there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Statements; and (d) the accuracy of all statements regarding factual matters, representations and warranties contained in the Statements and the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us.

To: Date: August 23, 2024
Page: 2

In addition, in rendering our opinion, we have considered the applicable provisions of (a) the Internal Revenue Code of 1986 as in effect on the date hereof (the “Code”), (b) the applicable Treasury Regulations as in effect on the date hereof (the “Regulations”), (c) current administrative interpretations by the Internal Revenue Service (the “Service”) of the Regulations and the Code, (d) existing judicial decisions, (e) such other authorities as we have considered relevant, and (f) our interpretation of the foregoing authorities, all of which preceding authorities are subject to change or modification at any time (possibly with retroactive effect). A change in applicable law may affect our opinion. In addition, our opinion is based solely on the documents that we have examined and the facts and assumptions set forth above. Any variation or difference in such documents or inaccuracies of such assumptions may affect our opinion. Our opinion cannot be relied upon if any of our assumptions are inaccurate in any material respect. We assume no responsibility to inform you of any subsequent changes in the matters stated or represented in the documents described above or assumed herein or in statutory, regulatory and judicial authority and interpretations thereof. We express our opinion only as to those matters specifically addressed in this letter, and no opinion has been expressed or should be inferred as to the tax consequences of the Spinco Distribution or the Merger under any state, local or foreign laws or with respect to other areas of U.S. Federal taxation.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and in the Statements, and assuming that the Spinco Distribution and Merger are consummated as described in the Registration Statement, we hereby state that the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” insofar as it expresses conclusions as to the application of United States federal income tax law, represents our opinion as to the material United States federal income tax consequences of the Spinco Distribution to Berry and to holders of Berry common stock, and the Merger of Treasure Holdco with Glatfelter, respectively.

Our opinion is limited to those matters specifically set forth above and no opinion should be inferred as to the tax consequences, whether federal, state, local or foreign, of any transactions related to the Statements. We do not express any opinion herein concerning any law other than the laws of the United States to the extent specifically referred to herein. Our opinion is expressed as of the date hereof, and we are under no obligation to advise you of, supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (a) in applicable law or (b) that would cause any statement, representation or assumption herein to no longer be true or correct. This opinion represents judgments concerning complex and uncertain issues and is not binding upon the Internal Revenue Service or any other taxing authority. No assurance can be given that our opinion will not be challenged by the Internal Revenue Service or any other taxing authority, or that any such challenge will not be successful.

To: Date: August 23, 2024
Page: 3

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Statements dated on or about the date hereof with the Commission as an exhibit to the Statements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

Bryan Cave Leighton Paisner LLP

Bcc:	Frank A. Crisafi – Executing Partner
Suzanne M. Rodekohr –Second Partner Review